Exhibit 5.1

Law Offices A Professional Service Corporation 701 Fifth Avenue, Suite 3600 Seattle, Washington 98104-7010 T (206) 622-8020 F (206) 467-8215

February 21, 2017

Cintas Corporation
6800 Cintas Boulevard
P.O. Box 625737
Cincinnati, Ohio 45262-5737
Re:     Registration Statement on Form S-8 Filed by Cintas Corporation
Ladies and Gentlemen:
We have acted as special Washington counsel for Cintas Corporation, a Washington corporation (the “Company”), in connection with the Cintas Corporation 2016 Equity and Incentive Compensation Plan (the “Plan”). In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion, including the following: (a) Secretary’s Certificate of the Company, dated on or about February 21, 2017; (b) copies of the Company’s Articles of Incorporation, last amended on October 30, 2000; (c) the Company’s Bylaws, effective October 14, 2008; and (d) copy of the resolution of the Board of Directors of the Company, adopted on December 14, 2016 (collectively, the “Company Documents”). Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the 12,500,000 shares (less any sums subject to an award granted under the Predecessor Plan (as defined in the Plan) between May 31, 2016 and the effective date of the Plan) of common stock, no par value per share (the “Shares”), of the Company that may be issued or delivered and sold pursuant to the Plan and the authorized forms of stock option, restricted stock or other applicable award agreements thereunder (the “Award Agreements”) will be, when issued or delivered and sold in accordance with the Plan and the Award Agreements, validly issued, fully paid and nonassessable (the “Plan Issuance”).
The opinion expressed herein is limited to the laws of the State of Washington (exclusive of securities or “blue sky” laws and the principles of conflicts of laws), as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction. This opinion is limited to the matters set forth herein, and no other opinions should be inferred beyond the matters expressly stated. In addition, we have assumed that the resolution(s) authorizing the Company to issue or deliver and sell the Shares pursuant to the Plan and the Award Agreements will be in full force and effect at all times at which the Shares are issued or delivered and sold by the Company, and that the Company will take no action inconsistent with such resolution(s). In rendering the opinion above, we have relied on customary assumptions, including the following:
(I) Each award under the Plan will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors.
(II) The documents submitted to us as originals are authentic; and the documents submitted to us as copies conform to the original documents.
(III) That all signatures and acknowledgements on the documents are genuine and duly authorized, and that all natural persons executing the documents are legally competent to do so.

Cintas Corporation
February 21, 2017

In rendering the opinions set forth herein, we have relied, with your consent, as to factual matters, solely upon information in Company documents available in public record databases and the factual representations set forth in the Company Documents, which we have assumed to be accurate. We have accepted as true all matters certified or confirmed to us as being true to the knowledge of the individuals certifying or confirming such matters.
The opinions stated herein are stated “to our knowledge,” which mean the actual present knowledge of the particular attorneys at our firm who have materially participated in the representation of the Company in connection with the Plan Issuance and this opinion letter. With your permission, except as expressly set forth herein, we have not (i) made any independent review of any contract or agreement that may have been executed by or may now be binding on the Company other than the Company Documents, or (ii) undertaken to review our internal files or any files of the Company.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect the registration of the Shares under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are “experts” within the meaning of Section 11 of the Act or included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. This opinion letter is delivered as of its date and without any undertaking to advise you of any changes of law or fact that occur after the date of this opinion letter even though the changes may affect the legal analysis, a legal conclusion or information confirmed in this opinion letter.
Very truly yours,
CARNEY BADLEY SPELLMAN, P.S.

/s/ Carney Badley Spellman

Pursuant to U.S. Treasury Circular 230, this communication is not intended or written by Carney Badley Spellman, P.S. to be used, and it may not be used by you or any other person or entity, for the purpose of (i) avoiding any penalties that may be imposed on you or any other person or entity under the United States Internal Revenue Code, or (ii) promoting, marketing, or recommending to another party any transaction or matter that is addressed herein